EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 1 to this Registration Statement on Form S-3 of our report dated January 25, 1996, except as to subsequent acquisition and financing activities described in Note 15, which is as of April 12, 1996, appearing on page F-2 of ARC Capital's Annual Report for Form 10-K for the year ended December 31, 1995.

We also consent to incorporation by reference in the Prospectus of our report dated September 27, 1996, relating to the financial statements of Ventek, Inc. which is included as Item 7(a) in the ARC Capital Form 8-K dated July 24, 1996 (as amended by Form 8-K-A filed October 7, 1996).

We also consent to the references to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP

Portland, Oregon
October 21, 1996